SCHEDULE 14A INFORMATION
             PROXY STATEMENT PURSUANT TO SECTION 14(a)
              OF THE SECURITIES EXCHANGE ACT OF 1934



[X]Filed by the Registrant
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    Check the appropriate box:
   [ ] Preliminary Proxy Statement
   [ ] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
   [ ] Definitive Proxy Statement
   [ ] Definitive Additional Materials
   [ ] Soliciting Material Pursuant to  240.14a-12

           AEI REAL ESTATE FUND 85-A LIMITED PARTNERSHIP
         (Name of Registrant as Specified in its Charter)


    (Name of Person(s) Filing Proxy Statement if other than the
                            Registrant)

Payment of Filing Fee (Check the appropriate box):

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         the amount on which the  filing fee  is  calculated and
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                    AEI REAL ESTATE FUND 85-B
                     1300 Wells Fargo Place
                       30 East 7th Street
                    St. Paul, Minnesota 55101


                        CONSENT STATEMENT
                  To Liquidate the Partnership


      This Consent Statement is being mailed to investors on or about March 9, 2004. To be counted, a properly signed consent form must be received by the managing general partner at 1300 Wells Fargo Place, 30 East 7th Street, St. Paul, Minnesota 55101, on or before April 9, 2004.

                          INTRODUCTION

      Net Lease Management 85-B, Inc. (the "Managing General Partner") the managing general partner of AEI Real Estate Fund 85-B Limited Partnership (the "Partnership"), is soliciting the consent of limited partners ("Investors") to initiate the final
disposition,  liquidation  and  distribution  of   all   of   the
Partnership's properties and assets within the next year (the "Liquidation Proposal").

      The proposal is intended to allow the Managing General Partner to prepare the Partnership for, and to complete, final liquidation of the Partnership's properties and distribution of proceeds to investors. The Prospectus of the Partnership indicated that management anticipated that such liquidation would commence approximately 8 to 12 years after properties were purchased. The final investment of subscription proceeds into the Partnership's original properties was accomplished November 25, 1987.

The Managing General Partner recommends a vote "FOR" the proposed
Liquidation Proposal.

             REASONS FOR AND EFFECTS OF THE PROPOSAL

The Liquidation Proposal

       The proposal to commence the liquidation of the Partnership's properties within the next year is a requirement of the Partnership Agreement. Section 6.1 of the Partnership Agreement requires that the Managing General Partner obtain the prior consent of holders of a majority of the outstanding units prior to liquidation or sale of substantially all of the assets of the Partnership. The Managing General Partner believes that commencement of liquidation activities at this time is consistent with the original objectives of the Partnership.

      At December 31, 2003, the Partnership owned interests in three properties, as summarized below. These properties are leased to single tenants, none of who are affiliated with the Managing General Partner, through triple-net leases. The following information is as of December 31, 2003:

Property           Acquisition Cost        Annual Rental Payments

Arby's-Tennessee      $752,971                    $95,842

Arby's-Colorado        447,176                     40,000

Children's World       143,392                     23,652


      In 1986, the Partnership acquired an Arby's restaurant located in Jackson, Tennessee. In February 2004, the Partnership entered into an agreement to sell the property to the tenant. The sale is subject to contingencies and may not be completed. If the sale is completed, the Partnership expects to receive net sale proceeds of approximately $870,000, which will result in a net book gain (after depreciation) of approximately $505,000.

      In 1987, the Partnership acquired an Arby's restaurant located in Colorado Springs, Colorado. In June 2003, the Partnership received a verbal offer from the tenant to buy the
property.       Subsequently, the tenant closed  the  restaurant,
stopped making rent payments and broke off communications with the Partnership. Through December 31, 2003, the tenant owed $20,000 for past due rent. The Partnership commenced a legal action against the tenant to recover all amounts due under the Lease. In February 2004, the Partnership reached a settlement with the tenant. In exchange for $75,000, payable over six months, the Partnership agreed to terminate the Lease and dismiss all claims against the tenant.

      The Partnership has reached a verbal agreement to sell the property to an unrelated third party. The Partnership and third party are in the process of negotiating a written purchase agreement. The sale is subject to contingencies, including the completion of the purchase agreement and the buyer's due diligence, and may not be completed. If the sale is completed, the Partnership expects to receive net sale proceeds of approximately $135,000, which will result in a net book loss (after depreciation) of approximately $55,000.

      In 1987, the Partnership acquired a 16.3486% interest in a Children's World daycare center located in Sterling Heights, Michigan. The Partnership has reached a verbal agreement to sell the property to an unrelated third party. The Partnership and third party are in the process of negotiating a written purchase agreement. The sale is subject to contingencies, including the completion of the purchase agreement and the buyer's due diligence, and may not be completed. If the sale is completed, the Partnership expects to receive net sale proceeds of approximately $180,000, which will result in a net book gain (after depreciation) of approximately $103,000.

           IN THE EVENT THAT INVESTORS APPROVE THE LIQUIDATION PROPOSAL, THE MANAGING GENERAL PARTNER WILL INITIATE THE DISPOSITION OF THE PARTNERSHIP'S REMAINING PROPERTIES. Upon the disposition of these properties, the Partnership intends to wind up its affairs, liquidate and distribute sales proceeds to partners.

       UNIT OWNERSHIP OF PRINCIPAL HOLDERS AND MANAGEMENT

      The following table sets forth information about the number of Units owned by each person known by the Partnership who beneficially own 5% or more of the Units, by each General Partner, and by each officer or director of Net Lease Management 85-B, Inc. as of December 31, 2003:

Name and Address                  Number of               Percent
of Beneficial Owner               Units Held             of Class

Net Lease Management 85-B, Inc.       0                     0%
30 East 7th Street, Suite 1300
St. Paul, Minnesota 55101

Robert P. Johnson                   3.4                     *
30 East 7th Street, Suite 1300
St. Paul, Minnesota 55101

Patrick W. Keene                      0                     0%
30 East 7th Street, Suite 1300
St. Paul, Minnesota 55101

*Less than 1%

The persons set forth in the preceding table hold sole voting power and power of disposition with respect to all of the Units set forth opposite their names. To the best of the Managing General Partner's knowledge, there is no beneficial owner holding five percent or more of the Voting Units, including the Managing General Partner.

          VOTING UNITS AND VOTES REQUIRED FOR APPROVAL

      Voting by the Investors on the Proposals is based upon Partnership units ("Voting Units"). As of January 1, 2004, there were 6,322.86 Voting Units outstanding. Each Voting Unit is entitled to one vote. Fractions of Voting Units will be included in the total.

      To the best of the Managing General Partner's knowledge, there is no beneficial owner holding five percent or more of the Voting Units including the Managing General Partner.

      Pursuant to the Partnership Agreement, in order for the Liquidation Proposal to be approved, a majority of the Voting
Units must be voted in favor of the proposal. Because an abstention would not be counted as a vote for the proposal, it would have the effect of a vote against the proposal. The
Managing General Partner recommends a vote For the proposal. Robert P. Johnson, individual general partner and President of the Managing General Partner, intends to vote 3.4 Units controlled by him in favor of the proposal.


                      PROCEDURES FOR VOTING

      Accompanying this Consent Statement is a Consent Form for each Investor with respect to his/her unit ownership in the Partnership. By checking the appropriate box, each Investor can indicate whether he/she votes FOR or AGAINST or ABSTAINS as to the Proposal. IF ANY INVESTOR RETURNS A CONSENT FORM DULY SIGNED WITHOUT CHECKING ANY BOX, HE/SHE WILL BE DEEMED TO HAVE VOTED FOR THE LIQUIDATION PROPOSAL.

      An investor who votes against, or abstains, does not have appraisal or similar rights under Minnesota law.

     The Managing General Partner has fixed the close of business on January 1, 2004 as the record date for the determination of the Investors entitled to vote on the Proposals; the close of business on April 9, 2004 as the date by which Consent Forms must be received by the Managing General Partner in order to be counted; and April 12, 2004 as the date on which the consents are to be counted. An Investor may revoke his/her/its consent at any time prior to April 9, 2004, provided written revocation is received by the Managing General Partner prior to that date.

      The cost of solicitation of consents of the Investors will be borne by the Partnership. The solicitations will be made by the mails. This Consent Statement was first mailed to Investors on or about March 9, 2004. Staff of the Managing General Partner will be available by telephone to answer any questions concerning this Consent.

                              BY ORDER OF THE BOARD OF DIRECTORS
                              OF NET LEASE MANAGEMENT 85-B, INC.




                              Robert P. Johnson, President






  IMPORTANT                                       IMPORTANT

        AEI REAL ESTATE FUND 85-B LIMITED PARTNERSHIP

                 CONSENT OF LIMITED PARTNERS
           This consent is solicited by the Board
      of Directors of Net Lease Management 85-B, Inc.,
                The Managing General Partner

      The undersigned, a Limited Partner of AEI Real Estate Fund 85-B (the "Partnership"), hereby consents (unless otherwise directed below) to the proposal identified below to initiate the final disposition, liquidation and distribution of all of the Partnership's properties and assets within the next year (the "Liquidation Proposal"), as more fully described in the accompanying Consent Statement (the "Proposal"). By voting for the Proposal, the undersigned hereby appoints Net Lease Management 85-B, Inc. as his/her/its attorney-in-fact with power to sign and acknowledge on its behalf any instrument that may be necessary to evidence any termination of the Partnership's Certificate of Limited Partnership.

      Please date and sign this Consent below and return it in the enclosed, postage paid envelope. To be counted, this Consent must be received not later than the close of business on April 9, 2004.

     Adoption of the Liquidation Proposal

     [ ]  FOR      [ ]  AGAINST        [ ]  ABSTAIN


      The  Partnership  Units held by  the  signing  Limited
Partner will be voted as directed. They will be voted "FOR" the Liquidation Proposal if no box is checked.

      Please sign exactly as your name appears below. When Partnership Units are held by joint tenants, both owners should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS CONSENT.


Dated:          , 2004



Signature                                (if held jointly)